June 2009

MFA
FINANCIAL, INC.

Forward Looking Statements

When used in this presentation or other written or oral communications, statements which are not historical in nature, including those containing words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, are intended to identify "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA's MBS; changes in the prepayment rates on the mortgage loans securing MFA's MBS; MFA's ability to borrow to finance its assets; changes in government regulations affecting MFA's business; MFA's ability to maintain its qualification as a REIT for federal income tax purposes; MFA's ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and/or current reports that MFA files with the SEC, could cause MFA's actual results to differ materially from those projected in any forward-looking statements it makes.

These forward-looking statements are based on beliefs, assumptions and expectations of MFA's future performance, taking into account all information currently available. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

MFA

is uniquely positioned to benefit from an existing portfolio of higher-yielding Agency MBS complimented by the acquisition of senior most tranches of non-Agency RMBS

Short-term interest rates are exceptionally low

May 29, 2009	
Fed Funds Target	0 - 0.25%
1-Month LIBOR	0.32%
1-MonthRepo	0.40 - 0.46%
3-Month LIBOR	0.66%
3-Month Repo	0.50 - 0.55%

Liquidity

While repo remains available to MFA from multiple counterparties, the financial industry continues to be impacted by global recession

Agency MBS

Spreads have tightened and prices have increased substantially due to $1.25 trillion of additional Agency MBS purchasing power from the Federal Reserve

Funding Cost Continues to Decline Faster Than Asset Yield

MFA
FINANCIAL, INC.

While MFA Portfolio Yield Currently Remains Near 5.0%, the Cost of Funds is in a Downward Trend



6%
5%
4%
3%
2%
1%
0%
12/31/2004
3/31/2005
6/30/2005
9/30/2005
12/31/2005
3/31/2006
6/30/2006
9/30/2006
12/31/2006
3/31/2007
6/30/2007
9/30/2007
12/31/2007
3/31/2008
6/30/2008
9/30/2008
12/31/2008
3/31/2009
Asset Yield
Cost of Funds

MFA Quarterly Data

MFA FINANCIAL, INC.

Recent Financial Results

March 31, 2009 Book Value:	**$6.13**
April 30, 2009 Book Value:	**$6.36**
First Quarter 2009 ROE:	**16%**
First Quarter 2009 EPS:	**$0.23**
First Quarter 2009 Dividend Per Share:	**$0.22**

2009 Portfolio Update*

MFA FINANCIAL, INC.

- MFA has not purchased additional Agency MBS while the Federal Reserve implements its $1.25 trillion purchase program.
- Through MFA's wholly-owned MFR subsidiary, we are investing in senior most tranches of non-Agency residential MBS at deeply discounted prices to generate loss-adjusted yields in the mid teens without leverage.
- Since March 31, 2009, we have opportunistically sold approximately $300 million of our longest term to reset 10/1 Agency MBS.

**As of June 1, 2009*

Accelerating Non-Agency MBS Asset Acquisitions*

MFA FINANCIAL, INC.

- Through MFR, we have acquired since December 2008 approximately $260 million market value of non-Agency MBS (representing 17% of MFA's equity) at a deeply discounted weighted average purchase price of 50% of par with average credit enhancement of 12%.
- In addition, MFA continues to hold approximately $190 million current value of legacy non-Agency MBS acquired by MFA prior to July 2007.
- As we continue to opportunistically grow this combined $450 million non-Agency MBS portfolio, we increase the positive earnings impact on MFA while decreasing sensitivity to prepayments and potential increases in interest rates.

** As of May 31, 2009*

Loss Adjusted Returns For a Representative Non-Agency Security

MFA FINANCIAL, INC.

Price = $60

- 2007 Vintage Jumbo 7/1s
- 5.85% Coupon
- 730 Approximate Average FICO
- 10% Approximate Credit Enhancement

	Stressed Case	Base Case	Optimistic Case
Yield	9.6%	15.1%	20.6%
Voluntary Prepayment Rate (CPR)	5%	8%	12%
Default Rate (CDR)	14%	12%	8%
Loss Severity	65%	55%	45%
Total Collateral Liquidation	71%	58%	38%

Future potential leverage from TALF, Re-REMIC and/or Repurchase Agreements would substantially enhance projected returns.

Source: Intex

MFA
FINANCIAL, INC.

Adding Senior Most Tranches of RMBS to high-yielding Agency MBS is a Compelling Strategy

- Consistent with MFA's focus on high quality assets, we are blending senior most tranche RMBS with higher-yielding (currently 5%) Agency securities, *not* junior credit enhancement securities or lower tranches of RMBS.
- The majority of MFA's assets will continue to be Agency hybrid MBS due to attractiveness of the asset class and for purposes of our exemption under the Investment Company Act of 1940.
- With senior most tranche RMBS, MFA can generate attractive returns for stockholders with less leverage and less sensitivity to yield curve and interest rate cycles.

MFA FINANCIAL, INC.

Adding Senior Most Tranches of RMBS to high-yielding Agency MBS is a Compelling Strategy

- Senior most tranches of RMBS offer mid-teen loss-adjusted returns.
- Structured credit enhancement and highly discounted purchase price insulates investors from loss of invested principal.
- We are currently acquiring these assets without leverage.
- These high yielding assets are significantly less sensitive to changes in the yield curve and interest rates.
- The return on the discounted RMBS assets increases if prepayments increase.

MFA FINANCIAL, INC.

Founded in 1997, MFA, an internally managed REIT with permanent equity capital, is uniquely positioned with the requisite expertise to benefit from existing investment in higher-yielding Agency MBS *and* acquisition of senior most tranches of non-Agency RMBS

MFA
FINANCIAL, INC.